Exhibit 99.1

Date:	August 4, 2023

Contact:	Eric A. Mendelson	(954) 744-7555
	Carlos L. Macau, Jr.	(954) 987-4000

HEICO CORPORATION COMPLETES WENCOR GROUP ACQUISITION

HOLLYWOOD, FL and PEACHTREE CITY, GA -- HEICO Corporation (NYSE: HEI.A and HEI) today announced that it has completed its previously announced acquisition of Wencor Group (“Wencor”) from affiliates of Warburg Pincus LLC and Wencor’s management for $1.9 billion in cash and $150 million in HEICO Class A Common Stock1 paid at closing, or $2.05 billion in the aggregate.

The transaction is HEICO’s largest ever in purchase price, as well as revenues and income acquired. Wencor has joined HEICO’s Flight Support Group.

HEICO stated that it expects the highly synergistic acquisition to be accretive to its earnings within the year following the closing. Further, HEICO anticipates it will continue to achieve its often-articulated growth objectives in the years following the closing.

Founded in 1955, Wencor is a large commercial and military aircraft aftermarket company offering factory-new FAA-approved aircraft replacement parts, value-added distribution of high-use commercial & military aftermarket parts and aircraft & engine accessory component repair and overhaul services.

Wencor is based in Peachtree City, GA and provides its parts and services internationally, employing approximately 1,000 team members in 19 facilities around the United States. HEICO currently employs approximately 9,000 Team Members at over 100 facilities worldwide. Wencor’s customers include airlines worldwide, aircraft maintenance repair and overhaul companies, military agencies and defense contractors.

Wencor’s parts and repairs are found in hydraulic, pneumatic, electronic and electro-mechanical, cockpit and galley systems throughout numerous aircraft models and provide Wencor’s customers with significant cost savings.

HEICO previously announced that Wencor was estimated to generate approximately $724 million and $153 million in adjusted proforma revenues and EBITDA, respectively, in calendar year 20232, and is currently exceeding those initial expectations. Further, HEICO expects to receive estimated tax benefits of approximately $75 million that will be realized through fiscal year 2038.

[1]	A fixed number of 1,137,628 shares of HEICO Class A Common Stock were issued at closing.

[2]	Wencor’s projected revenues and EBITDA are adjusted and on a proforma basis to take into account an acquisition it completed in February 2023 and certain diligence adjustments.

Following the acquisition’s completion, HEICO anticipates its net debt-to-EBITDA leverage ratio will be below 3:1 and will return to its historical levels within roughly a year to eighteen months after the acquisition, before taking into account future acquisitions and other possible capital deployment activities.

HEICO stated that it anticipates Wencor and HEICO will share best practices between their well-performing businesses and believes its Flight Support Group will achieve meaningful synergies from the acquisition, driving continued meaningful growth for its businesses and advancement opportunities for both HEICO and Wencor Team Members. HEICO’s Flight Support Group has successfully achieved significant financial and other synergies from acquisitions of other businesses over many years.

Laurans A. Mendelson, HEICO’s Chairman and Chief Executive Officer, along with Eric A. Mendelson, HEICO’s Co-President and Chief Executive Officer of its Flight Support Group, together remarked, “Wencor is a perfect and highly complementary fit with HEICO, as the combination will be transformative, providing a unique and growing portfolio of proprietary cost-saving solutions for our airline and OEM customers. We welcome Shawn Trogdon, Wencor’s talented CEO who will continue to lead Wencor, and the phenomenal Wencor Team to the HEICO family. HEICO has a long history of appreciation for its Team Members by providing an excellent working environment, advancement opportunities and participation as HEICO owners through our 401k plan.”

Shawn Trogdon, Wencor’s Chief Executive Officer, remarked, “This is an exciting day for Wencor and our talented team in having the opportunity to join a world-class organization like HEICO. It’s unique to find two companies who align so well on culture, values, and commitment to their customers, suppliers, and Team Members. This alignment and combination brings an unmatched value proposition in our industry that will help to further accelerate growth, innovation, and development of highly reliable cost-saving solutions for our customers. I’m extremely proud of our team’s accomplishments and we look forward to continuing our journey as part of HEICO. I want to thank the Warburg Pincus team for their support and partnership over the years, which has helped enable our success.”

Dan Zamlong, Managing Director at Warburg Pincus remarked, “We would like to congratulate both the Wencor and HEICO teams on this milestone. Wencor has developed into a leading provider of aftermarket solutions to the aerospace and defense industries during our ownership period and is well positioned for future growth as part of HEICO. We have a tremendous amount of appreciation for the hard work and dedication to building a high-quality company with a compelling value proposition by every Wencor team member and wish them continued success as part of the HEICO team.”

HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO’s Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

About HEICO

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

About Warburg Pincus

Warburg Pincus LLC is a leading global growth investor. The firm has more than $83 billion in assets under management. The firm’s active portfolio of more than 250 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Warburg Pincus has been an active investor in the aerospace and defense sectors with current and former investments including Accelya, Aquila Air Capital, CAMP Systems, Consolidated Precision Products, Extant Aerospace, Inmarsat, Quest Global, TransDigm and Wencor Group. Founded in 1966, Warburg Pincus has raised 21 private equity and 2 real estate funds, which have invested more than $112 billion in over 1,000 companies in more than 40 countries. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information, please visit www.warburgpincus.com. Follow us on LinkedIn.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies, including HEICO’s ability to successfully and timely integrate Wencor into HEICO’s Flight Support Group and generate cost-savings for customers and synergies, to realize the transaction’s anticipated tax benefits, to achieve the expected improvements in HEICO’s EBITDA and net debt-to-EBITDA ratio and to continue to achieve its growth objectives, and also including Wencor’s ability to achieve its projected proforma adjusted revenue and EBITDA in 2023 and beyond. HEICO’s actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic (“Health Emergencies”); HEICO’s liquidity and the amount and timing of cash generation; lower commercial air travel caused by Health Emergencies and their aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO’s filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. HEICO undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Non-GAAP Financial Measures

To provide additional information about HEICO’s projected results, HEICO has discussed in this press release, for future periods following the completion of the Wencor acquisition, its projected net debt-to-EBITDA ratio (calculated as net debt divided by EBITDA). Projected EBITDA is calculated as projected net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense. Projected net debt is calculated as projected total debt less projected cash and cash equivalents. These measures are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement HEICO’s financial information presented in accordance with GAAP and because HEICO uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor’s ability to analyze trends in HEICO’s business and to evaluate HEICO’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of HEICO’s financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate HEICO’s results of operations in conjunction with their corresponding GAAP measures.

With respect to our projected EBITDA, projected net debt, and projected net debt-to-EBITDA ratio for future periods, a reconciliation of these non-GAAP measures to the corresponding GAAP measures of net income attributable to HEICO, total debt, and total debt-to-net income attributable to HEICO, are not available without unreasonable effort due to the variability and complexity of the reconciling items that we add-back to net income attributable to HEICO to determine EBITDA. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income prepared in accordance with GAAP that would be required to produce such a reconciliation.

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